Exhibit 10.2

26 February 2009

Malcolm Wall

[ADDRESS INTENTIONALLY OMITTED]

WITHOUT PREJUDICE & SUBJECT TO CONTRACT

Dear Malcolm,

Compromise Agreement

I refer to our discussions concerning the termination of your employment with Telewest Communications Group Limited (“the Company”) by reason of redundancy.  The purpose of this Agreement is to set out the terms which the Company is prepared to offer you and which are as follows:

1        Your employment with the Company will terminate on 5th April 2009 (“the Termination Date”).

2.1     Until the Termination Date you will continue to perform and observe your current duties and obligations under  your Contract of Employment and  such other duties and/or directions  as the Company reasonably requests (having regard to your contractual role status and responsibilities.

2.2     In the event that during the period from the date hereof up to the Termination Date (“the Interim”) you are found guilty of gross misconduct entitling the Company to terminate your employment without notice and without payment in lieu of notice (“Justification”), this Agreement shall thereupon cease to have effect.

2.3     In the event that during the Interim the Company terminates your employment without Justification the Company shall pay you a sum equivalent to the value of the salary and benefits you would have received during the Interim and pay and provide the payments and benefits due to you hereunder on and after the Termination Date.

3        Subject to paragraph 2.2 above, on the next available payroll run in April after the Termination Date the Company will pay to you all outstanding payments owed to you in respect of your basic salary and other contractual benefits up to and including the Termination Date (less income tax and employee’s national insurance and your pension contributions).

Subject to the Company’s receipt of this Agreement signed by you and your independent advisor by the Termination Date, you will also be paid the following payments less any tax and national insurance and pension contributions:

3.1        A sum in lieu of (at the date of this agreement) 5 (five) days’ of accrued, but untaken holiday pro rata to the Termination Date.

3.2        £10,800 (ten thousand eight hundred pounds) in respect of car allowance payments that would have been paid to you during your notice period.

3.3        Subject to the rules of the pension scheme, to its registered status not being prejudiced and to such limits on (and other provisions relating to) contributions and benefits (and/ or the tax relief thereon) as apply from time to time in accordance with, as the Scheme may be, the Scheme’s own rules or the prevailing practice of HM Revenue & Customs or the provisions of the Finance Act 1984, the Company will procure that a payment of £14,850 (fourteen thousand and eight hundred and fifty pounds) is made to the trustees or managers of the pension scheme, to augment your benefits from it, in lieu of the Company’s contributions which would have otherwise been made on or after the Termination Date in respect of your membership of it.  At the Termination Date, you will receive £47,350 (forty seven thousand three hundred and fifty pounds) (being the Company’s pension contributions in excess of the salary cap) paid in cash, to the extent that you have not already elected by notice in writing that the whole or part of that amount shall be paid by the Company into the scheme.  Any payment into the Scheme by the Company hereunder is conditional upon and subject to you making payment to the scheme of £18,562.50 (eighteen thousand and five hundred and sixty two pounds and 50 pence) in respect of your the pension contributions you would otherwise have made during the notice period.

3.4        £360,500 (three hundred and sixty thousand and five hundred pounds) representing the salary that would have been paid to you during your notice period.

3.5        All payments under paragraphs 3.1-3.4 above will be paid into the bank account into which your salary is normally paid on the next available payroll run in April following the Termination Date and after your Form P45 has been issued.

4.       The Company further agrees to pay you by way of compensation for the termination of your employment and you agree to accept the sum of £103,990.38 (one hundred and three thousand and nine hundred and ninety pounds and 38 pence). This payment will be paid into the bank account into which your salary is normally paid on the next available payroll run in April following the Termination Date and after the issue of your Form P45.  The first £30,000 (thirty thousand pounds) of the monies paid under this paragraph will be paid without deduction of tax or national insurance. The Company will deduct tax at the basic rate from the balance of any payment over £30,000 (thirty thousand pounds) and pay this to HMRC. This payment will be made subject to the Company’s receipt of this Agreement signed by you and your independent adviser by the Termination Date.  Other than the tax and national insurance to be deducted by the Company, you will indemnify the Company in respect of any further income tax or employee’s national insurance and in respect of any interest and/or any penalties thereon for which the Company has to account to HMRC) in respect of this payment or the other payments to be made or benefits provided to you under this Agreement (save where such interest and/or penalties result directly from any delay on the part of the Company or are in respect of income tax or employee’s national insurance contributions already deducted at source by the Company).  However, it is agreed that no such payment of income tax, employee’s national insurance contributions, interest or penalty will be made to HMRC without particulars of the relevant assessments or demands and of any proposed payment being sent to you promptly at the above address.  The Company shall at your request take such steps as you reasonably request (including at your expense) appealing the same to contest any such assessment or demand and give you all reasonable co-operation in connection therewith.

5        The Company will maintain private medical and dental insurance on the same terms on which you and your family currently enjoy these benefits subject to the rules of the scheme for a period of twelve months from the Termination Date or until the date on which you take up full time employment with another employer whichever is earlier.

6        The Company will make a pro-rated payment of bonus in respect of the bonus year in which termination takes place (“the Relevant Bonus Year”).  This will be pro-rated to reflect the period of the Relevant Bonus Year from its commencement until the Termination Date.  The payment will be made at the same time as bonus payments are made generally in respect of the Relevant Bonus Year (which is usually in the March following the end of a bonus calendar year) and the pro rata bonus will be determined fairly and in good faith applying as appropriate the established financial performance criteria which relate to you and your peers, but subject always to the terms applicable to the relevant bonus scheme (except any which would normally preclude your entitlement to a pro rata bonus).

7        The Company confirms that you will be treated as a Good Leaver terminated by virtue of redundancy in relation to the vesting of any share options, restricted stock and long-term incentive plan (“LTIP”) entitlements and that it will make or procure the making of recommendations to the Compensation Committee in respect of its exercise of its discretion to permit you to benefit from any such vesting which would have occurred, and the additional period you would have had for exercise of options, if you had remained employed for a further 12 months (your current notice entitlement) and that such recommendations shall be fair and reasonable in all the circumstances (although for the avoidance of doubt the Compensation Committee shall not be bound to follow those recommendations). For the avoidance of doubt the Company agrees that the third and final tranche of your Restricted Stock due to vest on 1 January 2009 will vest subject to the achievement of any applicable performance criteria and the terms of such Restricted Stock.

8        You authorise the Company to deduct any sums due to the Company from you from the monies payable under this Agreement.

9        You should submit your final expenses claim, if any, made up to the Termination Date within 14 days of the Termination Date.  You will be reimbursed for all expenses reasonably incurred by you in the proper performance of your duties in accordance with normal Company guidelines.

10      You confirm that you will return by the Termination Date to the Company; all books, documents, papers, computer discs and other media (including copies), credit cards, keys, computers, mobile telephones and all other property in whatever format belonging to or relating to the business of the Company or any Group Company or any of their suppliers, agents or clients.  You further confirm you will immediately delete on the Termination Date from the hard disk of any personal computer used by you (except computers in the Company’s ownership, possession or control) all documents and information belonging to, obtained from, or prepared for the Company or any Group Company or any of their respective customers or clients.

11      Protection of the Company’s business interests:

11.1        You acknowledge that following termination of your employment you will be in a position to compete unfairly with the Telewest Group as a result of the confidential information, trade secrets and knowledge about the business, operations, customers, suppliers and employees of the Telewest Group you have acquired and through the connections that you have developed at the expense of the Telewest Group.  You agree to enter into the restrictions in this Clause 11 for the purpose of protecting the Telewest Group’s legitimate business interests and in particular the confidential information, goodwill and the stable trained workforce of the Telewest Group.

11.2        You shall not during the Restricted Period without the prior written consent of the Company (such consent not to be unreasonably withheld) work for or with:

11.2.1              any Competing Business in the United Kingdom; or

11.2.2              any person or business that is contemplating, intending or making an offer to acquire an interest in the shares or business of any Group Company, or any part of it, directly or indirectly, or in any business that might be assisting, advising or financing such business in such offer.

In this Clause 11.2, to “work for or with” means to set up, carry on, be employed in, provide services to, be associated with, or be engaged or interested in (whether as a director, employee, principal, agent or otherwise), provided that nothing in this Clause 11.2 shall restrict you from owning up to 3% of the listed shares of any public company whose shares are quoted on any recognised stock exchange.

11.3         You shall not during the Restricted Period without the prior written consent of the Company (such consent not to be unreasonably withheld):

11.3.1              solicit or entice away, or attempt to entice away from the Telewest Group any Restricted Employee (as defined below);

11.3.2              employ, offer to employ or enter into partnership with any Restricted Employee in connection with or on behalf of any Competing Business.

11.4        In this Clause 11 the following words and phrases shall have the following meanings:

“Restricted Period” means a period of twelve months after the Termination Date.

“Restricted Business” means any part of the business of the Telewest Group which:

(a)        was carried on at any time during the six months immediately prior to the Termination Date; or

(b)       is to your knowledge to be carried out at any time during the six months immediately following the Termination Date;

and which you were materially concerned with or had management responsibility for (or had substantial confidential information regarding) at any time during the period of 12 months immediately prior to the Termination Date;

“Competing Business” means any business which is (or is intended to be) competitive with the Restricted Business;

“Restricted Employee” means anyone who was a senior employee of the Telewest Group at the Termination Date who you managed (directly or indirectly) or otherwise worked with on a regular basis at any time during the 12 months preceding the Termination Date.  For these purposes a “senior employee” means an employee of the Telewest Group who (i) was of Telewest management grade 3 or higher (or the equivalent under any grading structure in place at the date of the termination of your employment) and/or (ii) was working in any research, technical, IT, financial, marketing or sales function or other managerial role.  For the avoidance of doubt, anyone who was employed solely in an administrative, clerical, manual or secretarial capacity shall not be considered to be a senior employee;

“Telewest Group” means the Company, Telewest Communications Networks Limited (a company registered in England with registered number 03071086) and all subsidiaries of Telewest Communications Networks Limited (where ‘subsidiaries’ has the meaning attributed to it in section 736 of the Companies Act 1985);

For the purposes of this Clause only “Group Company” means any company within the Telewest Group;

“person” means an individual, corporation, limited or unlimited liability company, general or limited partnership, trust, unincorporated association, joint venture, joint-stock company, government, governmental authority or agency or any other legal entity.

11.5        The restrictions contained in this Clause 11 are considered by the parties to be reasonable in all the circumstances.  Each sub-clause constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the interests of the Company and any Group Company.

12      You shall not except as may be required by law divulge to any person whatsoever or otherwise make use of (and shall use your best endeavours to prevent publication of) any trade secret or any confidential information concerning the business or finances of the Company or any Group Company or any of their dealings transactions or affairs or any such confidential information concerning their suppliers agents customers or clients except insofar as any trade secret or confidential information may have come into the public domain (otherwise than as a result of any breach of any obligations made by you to the Company).  In addition, you will keep the terms of this Agreement and all discussions and other correspondence on this subject confidential and will not disclose them to any third party other than as required by law or by regulatory authorities or in order to instruct your professional advisor or immediate family who have agreed to be bound by the restriction.

13      Provided that a compromise agreement is reached and signed between the parties, the Company will pay your reasonable legal costs for legal advice as to the terms and effect of both this Agreement together with the Agreement reached in the letter dated 22nd December 2008 up to a maximum of £10,500.00 (exclusive of VAT) (of which you acknowledge £8,000 (exclusive of VAT) has already been settled by the Company as at the date hereof).

14      You warrant that:

14.1        you have not failed to disclose any personal injuries in relation to which you reasonably believe you could claim against the Company and/or the Group;

14.2        you have instructed your relevant independent legal advisor to advise as to whether you have or may have any claims, including statutory claims, against the Company or any Group Company arising out of or in connection with your employment or its termination;

14.3        you have made a full and frank disclosure to your relevant independent legal advisor of all facts and matters which could lead to such claims with the express intention that all such claims be compromised fully and effectively;

14.4        you have been advised by your relevant independent legal advisor following consideration of (a) to (ee) below that:

14.4.1              your claims or particular complaints against the Company or any Group Company, whether statutory or otherwise, are those set out below which are marked “yes” as follows:-

[RELEVANT INDEPENDENT LEGAL ADVISOR TO ENSURE THAT (A) — (EE) ARE MARKED *YES* OR *NO* AS APPROPRIATE FOLLOWING ADVICE GIVEN TO EMPLOYEE]

(a)	breach of contract	Yes

(b)	wrongful dismissal	Yes

(c)	unfair dismissal	Yes

(d)	unlawful detriment under the Employment Rights Act 1996	No

(e)	any other claim pursuant to the Employment Rights Act 1996	No

(f)	statutory redundancy payment	Yes

(g)	unlawful deductions from wages under the Employment Rights Act 1996	No

(h)	sex discrimination whether direct, indirect, by way of harassment or victimisation	No

(i)	race discrimination whether direct, indirect, by way of harassment or victimisation	No

(j)	disability discrimination whether direct discrimination, disability-related discrimination, failure to make reasonable adjustments, by way of harassment or victimisation	No

(k)	discrimination on the grounds of sexual orientation whether direct, indirect, by way of harassment or victimisation	No

(l)	discrimination on the grounds of religion or belief whether direct, indirect, by way of harassment or victimisation	No

(m)	discrimination on the grounds of age whether direct, indirect by way of harassment or victimisation	No

(n)	equal pay under the Equal Pay Act 1970	No

(o)	under the Trade Union and Labour Relations (Consolidation) Act 1992 (as amended)	No

(p)	working time or holiday pay under the Working Time Regulations 1998	No

(q)	failure to pay the national minimum wage under the National Minimum Wage Act 1998	No

(r)	under and/or concerning the Public Interest Disclosure Act 1998	No

(s)	under and/or concerning the Employment Relations Act 1999	No

(t)	discrimination on the grounds of being a part-time worker under the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000 or otherwise	No

(u)	discrimination on the grounds of being a fixed-term employee under the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 or otherwise	No

(v)	under and/or concerning the Transfer of Undertaking (Protection of Employment) Regulations 1981 (as amended)	No

(w)	for physical or psychiatric illness or injury (and all losses therefrom) relating to any acts of discrimination	No

(x)	any stress-related claims and/or any claims relating to depression or other mental illness and all losses arising therefrom	No

(y)	in relation to any personal injuries	No

(z)	harassment under the Protection from Harassment Act 1997	No

(aa)	under and/or concerning the Data Protection Act 1998	No

(bb)	under and/or concerning the Transnational Information and Consultation of Employees Regulations 1999	No

(cc)	under and/or concerning the Information and Consultation of Employees Regulations 2004	No

(dd)	under and/or concerning the Human Rights 1998	Yes/No

(ee)	arising as a consequence of the United Kingdom’s membership of the European Union; and	No

14.4.2              You are not aware of any facts or circumstances that may give rise to a claim by you against the Company or any Group Company or their officers or employees in any way connected with or arising from your employment or its termination or any directorship or its termination other than those claims that you and your relevant independent legal advisor have raised with the Company (whether on a without prejudice basis or otherwise, and whether expressly or by implication) including those claims marked “yes” set out from (a) to (ee) in clause 14.4.1 above.

14.5        You have not presented a Claim Form to an office of the Employment Tribunals or issued a claim in the High Court or County Court or any other authoritative body in any jurisdiction in the world in respect of any claim in connection with your employment or its termination including any claim for a Protective Award under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or under the Trade Union and Labour Relations (Consolidation) Act 1992 and you undertake that neither you nor anyone acting on your behalf will present or issue such an application or claim;

15      These terms which are offered without any admission of liability and which you agree to accept in consideration for the payments specified in this Agreement are in full and final settlement of:

15.1        the claims listed in clause 14.4.1 above and marked “yes”; and

15.2        any and all claims and rights of action (whether under statute, contract, common law or otherwise) in any jurisdiction in the world including but not limited to a claim for breach of contract, unfair dismissal and any other claim which could be brought in an Employment Tribunal or any other court of competent jurisdiction pursuant to the Employment Rights Act 1996, the Employment Relations Act 1999, the Sex Discrimination Act 1975, the Equal Pay Act 1970, Article 141 of the Treaty of Rome, the Race Relations Act 1976, the Disability Discrimination Act 1995,  the Trade Union and Labour Relations (Consolidation) Act 1992, the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Transfer of Undertakings (Protection of Employment) Regulations 1981 as amended, the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Age) Regulations 2006 the Transnational Information and Consultation of Employees Regulations 1999, the Information and Consultation of Employees Regulations 2004, the Data Protection Act 1998, The Public Interest Disclosure Act 1998, the Protection from Harassment Act 1997, any claims for physical or psychiatric illness or injury (and all losses therefrom) relating to any acts of discrimination and any stress-related claims and/or other claims relating to depression or other mental illness and all losses arising therefrom and any claims for personal injury of which you are aware at the date of this Agreement which you have or may have against the Company or any Group Company, its or their officers, employees, shareholders, or investors (or any representatives of the foregoing) arising from or connected with your employment or holding of any office with the Company or any Group Company, or its termination, provided always that this waiver shall not apply to any pension rights or pension benefits (if any) which have accrued to you up to the Termination Date, nor shall it apply to any other personal injury claims of which you are not aware at the date of signing this Agreement or should not reasonably be expected to be aware of at the date of signing this Agreement nor in respect of your right to enforce this Agreement.

16      You acknowledge and agree that the Company has agreed these terms in reliance on the undertakings, representations and warranties set out in this Agreement.  In the event that, in breach of this Agreement, you do present a Claim Form to an office of the Employment Tribunals or issue a claim in the High Court or County Court or any other authoritative body in any jurisdiction in the world in respect of any claim in connection with your employment or its termination other than for enforcing the terms of this Agreement, you agree that any payments made to you under paragraphs 3.1 — 3.4 and 4 of this Agreement must be repaid to the Company immediately and will be recoverable by the Company as a debt.

17      The Contracts (Rights of Third Parties) Act 1999 shall apply to this Agreement to the extent (but no more) than as set out in this paragraph.  Any third party shall be entitled to enforce the benefits conferred on it by this Agreement.  The consent of a Third Party shall not be required for the variation or termination of this Agreement even if that variation or termination affects the benefits conferred on any third party.  For the purposes of this Agreement “Third Party” means any company in the Group or any employee, agent or officer of any Group Company.

18      You confirm that you have received independent legal advice from Alasdair Simpson of Addleshaw Goddard LLP as to the terms and effect of this Agreement and have discussed with your independent advisor your ability to pursue claims as listed (a) — (ee) in Clause 14.4.1 above and in particular the effect of this Agreement on your ability to pursue your rights before an Employment Tribunal or any other Court.

Alasdair Simpson is a relevant independent adviser (within the meaning of section 203 of the Employment Rights Act 1996) and there was in force when [s]he gave the advice referred to in this paragraph cover under a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by you in respect of loss arising in consequence of this advice.

19      This Agreement satisfies the conditions for regulating compromise agreements under  section 203 of the Employment Rights Act 1996, section 14 of the Employment Relations Act 1999, Schedule 3a of the Disability Discrimination Act 1995, section 77 of the Sex Discrimination Act 1975, section 72 of the Race Relations Act 1976, section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992, Regulation 35 of the Working Time Regulations 1998, section 49 of the National Minimum Wage Act 1998, Regulation 9 of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003,  Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, Schedule 5 of the Employment Equality (Age) Regulations 2006 Regulation 41 of the Transnational Consultation of Employees Regulations 1999 and Regulation 40 of the Information and Consultation of Employees Regulations 2004.

20      Alasdair Simpson by signing this Agreement confirms to the Company that, to the best of his knowledge and belief, the statements set out in paragraph 18 above are correct.

21      This Agreement, although marked “without prejudice” will, upon signature of all the parties, be treated as an open document evidencing an agreement binding on the parties.

22      Subject to Clause 11, within this Agreement “Group Company” means any one of the Company and any group undertaking as defined (in sections 1162 and 1163 of the Companies Act 2006 as amended) of the Company and the “Group” has the corresponding meaning.

Yours sincerely,

/s/ NEIL A. BERKETT
for and on behalf of Telewest Communications Group Limited

I hereby confirm my acceptance to the above terms.

Signed:	/s/ MALCOLM WALL
Employee

Dated: 26/02/2009

I confirm that I am a relevant independent adviser within the meaning of section 203 of the Employment Rights Act 1996 and with a valid policy of insurance or indemnity in force.

Signed:	/s/ ALASDAIR SIMPSON
Independent Advisor

Dated: 26/02/2009